Woodward Expands Stock Repurchase Program

ROCKFORD, IL -- (MARKET WIRE) -- July 25, 2006 -- Woodward Governor Company (NASDAQ: WGOV) announced today that its Board of Directors authorized a new stock repurchase program of $50,000,000. This new authorization replaced the program previously approved by the Board in January 2005 under which less than $10,000,000 remained.

Under the stock repurchase authorizations, shares may be purchased periodically both in open market and private transactions during the three-year period ending July 2009. Shares of purchased stock will be held in treasury and used to satisfy company obligations in connection with employee stock options or for other purposes the Board advises in compliance with applicable law.

"Woodward's strong cash position has allowed us to repurchase approximately $21.9 million in shares since January 2005, even while supporting increased development activities and reducing debt. The Board's action today reflects the strength of the company's prospects for growth and cash flow, as well as our belief that our shares represent a sound investment," said Thomas A. Gendron, President and Chief Executive Officer.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. The company's innovative control, fuel delivery, combustion, and automation systems help customers worldwide operate cleaner, more cost effective, and more reliable equipment. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Woodward is listed in the NASDAQ Global Select Market. Visit our website at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2005, and Form 10-Q for the quarter ended June 30, 2006, expected to be available by mid-August.

CONTACT:

Robert F. Weber, Jr.

Chief Financial Officer and Treasurer

970-498-3112

Woodward Governor Company

5001 North Second Street

P.O. Box 7001

Rockford, IL 61125-7001

Tel: 815-877-7442

Fax: 815-639-6050